Exhibit 99.5

Shanghai iResearch Co., Ltd.

R701 Tower B, Zhongjin International, Caoxi North No. 333, Xuhui District

Shanghai, China

February 22, 2021

Lion Group Holding Ltd.

c/o Unit A-C, 33/F

Tower A, Billion Center

1 Wang Kwong Road

Kowloon Bay, Hong Kong

Re: Consent of Shanghai iResearch Co., Ltd.

Ladies and Gentlemen,

We understand that Lion Group Holding Ltd. (the “Company”) filed a registration statement on Form F-1 (the “Registration Statement”) dated February 22, 2021 with the United States Securities and Exchange Commission (the “SEC”) in connection with the offering of American Depository Shares and warrants to purchase American Depository Shares.

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, and (v) in other publicity materials in connection with the Proposed Business Combination.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

For and on behalf of
Shanghai iResearch Co., Ltd.

Title:	Sr Research Director
Name: